                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                       PRIMESTONE INVESTMENT PARTNERS L.P.

                         A DELAWARE LIMITED PARTNERSHIP

                                            TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
ARTICLE I

         CERTAIN DEFINITIONS.....................................................................2

ARTICLE II

         THE PARTNERSHIP.........................................................................11
         2.1  Organization.......................................................................11
         2.2  Partnership Name...................................................................11
         2.3  Purpose............................................................................12
         2.4  Principal Place of Business........................................................12
         2.5  Term...............................................................................12
         2.6  Scope of Authority.................................................................12
         2.7  Reservation of Other Business Opportunities........................................12
         2.8  Filings; Agent for Service of Process..............................................12

ARTICLE III

         PARTNERS' CAPITAL CONTRIBUTIONS; ADDITIONAL FINANCING AND CONTRIBUTIONS.................13
         3.1  Scheduled Capital Contributions....................................................13
         3.2  Capital Accounts...................................................................13
         3.3  Additional Financing...............................................................13
         3.4  Capital Calls......................................................................13
         3.5  Additional Loans or Capital Contributions by Partners..............................14
         3.6  No Third Party Beneficiaries.......................................................14

ARTICLE IV

         ALLOCATIONS ............................................................................14
         4.1  Profits and Losses.................................................................14
         4.2  Allocation of Losses...............................................................15
         4.3  Special Allocations................................................................15
         4.4  Curative Allocations...............................................................17
         4.5  Other Allocation Rules.............................................................18
         4.6  Tax Allocations; Code Section 704(c)...............................................18

ARTICLE V

         DISTRIBUTIONS ..........................................................................20
         5.1  Distributions of Available Cash Flow...............................................20
         5.2  Withholding........................................................................20


ARTICLE VI

         MANAGEMENT OF PARTNERSHIP...............................................................20
         6.1  Management of Partnership..........................................................20
         6.2  General Partner....................................................................20
         6.3  Approval of the General Partner....................................................20
         6.4  Duties of General Partner..........................................................21
         6.5  Compensation of Partners...........................................................22
         6.6  Budget.............................................................................22
         6.7  Limitation of Liability............................................................22
         6.8  Indemnification....................................................................23
         6.9  No Participation in Management.....................................................23
         6.10  No Personal Liability.............................................................23

ARTICLE VII

         BOOKS AND RECORDS.......................................................................23
         7.1  Books and Records..................................................................23
         7.2  Bank Accounts......................................................................23
         7.3  Tax Returns........................................................................24
         7.4  Tax Decisions and Elections........................................................24
         7.5  Tax Examination....................................................................25
         7.6  Financial Statements...............................................................25

ARTICLE VIII

         TRANSFER OR ASSIGNMENT OF PARTNERSHIP INTERESTS.........................................26
         8.1  Restrictions on Transfer...........................................................26
         8.2  Effect of Transfers................................................................26

ARTICLE IX

         SINGLE PURPOSE ENTITY...................................................................26
         9.1  Single Purpose Entity..............................................................26
         9.2  No Amendments......................................................................26
         9.3  Other Provisions Regarding Operation of the Partnership............................26

ARTICLE X

         DISSOLUTION AND WINDING UP..............................................................28
         10.1  Liquidating Events................................................................28
         10.2  Winding Up........................................................................28
         10.3  Deficit Capital Account Balance...................................................29


                                       -ii-

ARTICLE XI

         MISCELLANEOUS...........................................................................30
         11.1  Notices...........................................................................30
         11.2  Binding Effect....................................................................31
         11.3  Third Parties.....................................................................31
         11.4  Remedies Cumulative...............................................................31
         11.5  Construction......................................................................32
         11.6  Headings..........................................................................32
         11.7  Severability......................................................................32
         11.8  Incorporation by Reference........................................................32
         11.9  Further Action....................................................................32
         11.10  Variation of Pronouns and Descriptive Adverbs....................................32
         11.11  Governing Law....................................................................32
         11.12  Waiver of Action for Partition...................................................32
         11.13  Counterpart Execution............................................................32

EXHIBIT A       PARTNER'S CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS
         AND PERCENTAGE INTEREST

                             AMENDED AND RESTATED


                      AGREEMENT OF LIMITED PARTNERSHIP
                                     OF
                     PRIMESTONE INVESTMENT PARTNERS L.P.
                       A DELAWARE LIMITED PARTNERSHIP

                  This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "AGREEMENT") is entered into this 26th day of September, 2000, by and among PG/Primestone, L.L.C., a Delaware limited liability company ("PRIME GP"), as the general partner, and The Prime Group, Inc., an Illinois corporation ("PGI"), as the limited partner (the foregoing parties are sometimes hereinafter collectively referred to as the ("PARTNERS"), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, on the following terms and conditions:

                                   WITNESSETH:

                  WHEREAS, in connection with the desire of BRE/Primestone Investment Management L.L.C., a Delaware limited liability company, BRE/Primestone Investment L.L.C., a Delaware limited liability company, (collectively, "Blackstone") and Prime GP to establish a limited partnership to own a partnership interest in Prime Group Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), such partners entered into that certain Agreement of Limited Partnership of Primestone Investment Partners L.P., dated as of November 17, 1997 (the " Original Primestone LP Agreement");

                  WHEREAS, on the date hereof, all of Blackstone's partnership interests in Primestone Investment Partners L.P. (the
"Partnership) were redeemed by the Partnership pursuant to Section 9.5 of the Primestone LP Agreement;

                  WHEREAS, on the date hereof, PGI made a capital contribution to the Partnership and was admitted to the Partnership as a limited partner;

                  WHEREAS, to reflect the foregoing and the agreements of Prime GP with PGI in connection therewith, Prime GP and PGI desire to amend and restate the Original Primestone LP Agreement.

                  NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements of the Partners herein contained, the Partners agree to amend and restate the Original Primestone LP Agreement so that such agreement, as restated, reads, in its entirety, as follows:

                                  ARTICLE I
                             CERTAIN DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the meanings set forth in this ARTICLE I (such meanings to be equally applicable in both the singular and plural forms of the term defined).

                  1.1 "ACT" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

                  1.2 "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Partnership taxable year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5)
         and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  1.3 "AFFILIATE" means, with respect to any Partner, any Person that is controlling, controlled by or under common control with a Partner (whether such control is through the ownership of voting securities, by contract or otherwise).

                  1.4 "AGREEMENT" or "PARTNERSHIP AGREEMENT" means this Amended and Restated Agreement of Limited Partnership, as amended from time to time.

                  1.5 "APPROVED BY THE GENERAL PARTNER" or any similar phase used in this Agreement, means approved in writing by the General Partner.

                  1.6 "AVAILABLE CASH FLOW" means, with respect to the applicable period of measurement (i.e., any period beginning on the first day of the fiscal year or other period commencing immediately after the last day of the calculation of Available Cash Flow which was distributed, and ending on the last day of the month, quarter or other applicable period immediately preceding the date of calculation), the excess, if any, of the gross cash receipts of the Partnership for such period from all sources whatsoever, including, without limitation, the following:

                  (a) (i) all rents, revenues, income, dividends, distributions and proceeds received by the Partnership; (ii) all proceeds and revenues received on account of any sales of Property of the Partnership or on account of any loans made to the Partnership or financings or refinancings of any Property of the Partnership; (iii) all Capital Contributions received by the

Partnership from its Partners; (iv) all cash amounts previously reserved by the Partnership, if the General Partner determines that the specific purposes for which such amounts were reserved are no longer applicable; and (v) the proceeds of liquidation of the Partnership's Property in accordance with this Agreement:

over the sum of:

                  (b) (i) all operating costs and expenses of the Partnership; (ii) all costs and expenses expended during such period in connection with the sale, other disposition, financing or refinancing of Property; (iii) all fees under this Agreement paid during such period; (iv) all debt service, including principal and interest, paid during such period on all indebtedness of the Partnership; (v) all loans made by the Partnership to any Person during such period, to the extent Approved by the General Partner; and (vi) all reserves Approved by the General Partner for debt service or other purposes.

                  1.7      "BUDGET" has the meaning set forth in SECTION 6.6.

                  1.8 "CAPITAL ACCOUNT" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

                  (i) To each Partner's Capital Account there shall be credited the amount of cash and the Gross Asset Value of any property contributed by such Partner to the Partnership, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to ARTICLE IV hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

                  (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to ARTICLE IV hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                  (iii) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and Section 514(c)(9), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Partnership, General Partner or the Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification provided that such modification is not likely to have a material adverse effect on the amounts distributable to any Partner pursuant to
ARTICLE IX hereof upon the dissolution of the

Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to comply with Regulations Section
1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) or 1.704-2 or Section 514(c)(9).

                  1.9 "CAPITAL CONTRIBUTIONS" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money), net of the amount of any debt to which such property is subject, contributed to the Partnership with respect to the Interest in the Partnership held by such Partner. The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Partnership by the maker of the note shall not be included in the Capital Account of any Person until the Partnership makes a taxable disposition of the note or until (and to the extent) such Partner makes principal payments on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

                  1.10     "CAPITAL LOAN" has the meaning set forth in SECTION
3.4(b).

                  1.11     "CASH NEEDS NOTICE" has the meaning set forth in
SECTION 3.4(a).

                  1.12 "CERTIFICATE" shall mean the Certificate of Limited Partnership of the Partnership to be filed with the Secretary of State of Delaware in accordance with the Act, as such Certificate has heretofore been, or may hereafter be, amended and/or restated from time to time.

                  1.13     [Reserved]

                  1.14 "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                  1.15     "CONTRIBUTING PARTNER" has the meaning set forth in
SECTION 3.4(b).

                  1.16     [Reserved]

                  1.17 "DEPRECIATION" means, for each Partnership taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner; and provided, further, however, that to the extent that the "remedial" method described in Regulations Section 1.704-3 is elected Depreciation will be determined in a manner consistent therewith.

                  1.18 "DISABLING EVENT" means any event which would cause a General Partner to cease to be a general partner of the Partnership pursuant to Section 17-402 of the Act.

                  1.19 "FINANCE" means PG Finance I, Inc., a Delaware corporation, which is a Single Purpose Entity.

                  1.20 "GENERAL PARTNER" means Prime GP or any Person who has become the General Partner pursuant to the terms of this Agreement and has not ceased to be the General Partner.

                  1.21 "GOVERNMENTAL APPROVAL" means any authorization, consent, approval, waiver, exemption, variance, franchise, permit or license required to be obtained from or granted by a Governmental Authority.

                  1.22 "GOVERNMENTAL AUTHORITY" means the United States, any state of the United States, any political subdivision of any of them and any agency, department, commission, board, bureau or instrumentality of any of them, having jurisdiction over the Partnership.

                  1.23 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner; provided the Units contributed by PGI or Prime GP to the Partnership shall be valued on the date of contribution as if they have been converted into common shares of PGRT and using the Value of the common shares resulting from such conversion on the date of contribution;

                  (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times: (a) the acquisition of an additional Interest in the Partnership by any new or existing Partner in exchange for more than a DE MINIMIS Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership assets, including money, as consideration for an Interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); PROVIDED, HOWEVER, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                  (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                  (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of "Capital Account" hereof; PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to the foregoing subparagraph (ii) of this definition hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to any of the foregoing subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                  1.24 "INDEPENDENT DIRECTOR" means, a member of the Board of Directors of a Single Purpose Entity that is not at the time of initial appointment and has not been at any time during the preceding five
(5) years: (a) a stockholder, director, officer, employee or partner of (i) PGI, or any of its Affiliates (except as an independent director on any of the boards of directors), (ii) Prime Group Realty, L.P., a Delaware limited partnership (the "Operating Partnership") or any of its Affiliates (except as independent director on any of the boards of directors), (iii) such Single Purpose Entity or any of its Affiliates (except as independent director on any of the boards of directors) or (iv) Prime Group Realty Trust, a Maryland real estate investment trust, or any of its Affiliates (except as independent director on any of the boards of directors) (collectively, the "Prime Entities"); (b) a customer, supplier or other Person who derives more than 1% of its purchases or revenues from its activities with the Prime Entities; (c) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. (As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person or entity, whether through ownership of voting securities, by contract or otherwise.)

                  1.25 "INTEREST" means a Partner's ownership interest in the Partnership, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

                  1.26 "LIMITED PARTNER" means any Person which (i) is referred to as such in the first paragraph of this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement and (ii) has not ceased to be a Limited Partner pursuant to the terms of this Agreement. "Limited Partner" means all Limited Partners if at any time there shall be more than one Limited Partner.

                  1.27     "LIQUIDATING EVENTS" has the meaning set forth in
SECTION 10.1.

                  1.28     "LIQUIDATOR" has the meaning set forth in SECTION
10.2.

                  1.29 "LOAN DOCUMENTS" means any document pursuant to which any indebtedness for borrowed money of the Partnership has been incurred.

                  1.30     [Reserved]

                  1.31 "NON-CONTRIBUTING PARTNER" has the meaning set forth in SECTION 3.4(b).

                  1.32     "NONDEFAULTING PARTNER" has the meaning set forth in
SECTION 9.2.

                  1.33 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions for a Partnership taxable year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Partnership taxable year over the aggregate amount of any distributions during that Partnership taxable year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).

                  1.34 "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Section 1.704-2(b)(3).

                  1.35 "OP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 17, 1997, as such agreement has heretofore been or may hereafter be amended, modified, supplemented or restated subsequent to the date thereof.

                  1.36 "OPERATING PARTNERSHIP" has the meaning set forth in the recitals hereto.

                  1.37     "PARTIES" has the meaning set forth in SECTION 6.8.

                  1.38 "PARTNER MINIMUM GAIN" has the meaning set forth in the definition of "partner nonrecourse debt minimum gain" in Regulations
Section 1.704-2(I)(2) and will be computed as provided in Regulations Section 1.704-2(I)(3).

                  1.39 "PARTNER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4).

                  1.40 "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(I). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that Partnership taxable year over the aggregate amount of any distributions during that Partnership taxable year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(I).

                  1.41 "PARTNERS" means the General Partner and the Limited Partner, where no distinction is required by the context in which the term is used herein. "Partner" means any one of the Partners. All references in this Agreement to a majority interest or a specified percentage of the Partners shall mean Partners whose combined Percentage Interests represent more than 50% or such specified percentage, respectively, of the Percentage Interests then held by all Partners.

                  1.42 "PARTNERSHIP" means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

                  1.43 "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulations Section 1.704-2(b)(2) and will be computed as provided in Regulations Section 1.704-2(d).

                  1.44 "PERCENTAGE INTEREST" means the percentage set forth for the General Partner and Limited Partner on EXHIBIT A hereto, as the same may be adjusted from time to time in accordance with the terms of this Agreement.

                  1.45     "PERSON" means any individual, general
partnership, limited partnership, limited liability company, corporation, trust or other association or entity.

                  1.46 "PGRT" means Prime Group Realty Trust, a Maryland business trust.

                  1.47 "PROFITS" and "LOSSES" and reference to any item of income, gain, loss or deduction thereof, means, for each Partnership taxable year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code
Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                  (ii)     Any expenditures of the Partnership described in Code
         Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (iv) Gain or loss resulting from any disposition of property shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership taxable year or other period, computed in accordance with the definition of Depreciation herein;

                  (vi) Notwithstanding any other provision of this definition of "Profits" and "Losses," any items which are specially allocated pursuant to ARTICLE IV hereof shall not be taken into account in computing Profits or Losses; and

                  (vii) The distribution of any property to a partner in which taxable gain or loss is not recognized, in whole or in part, shall be treated as if the Partnership sold such property for its Gross Asset Value.

                  1.48 "PROPERTY" means Units in the Operating Partnership and any other cash or investments or other assets held by the Partnership.

                  1.49 "PRUDENTIAL LOAN AGREEMENT" means that certain amended and restated credit agreement dated as of the date hereof, as subsequently amended, modified, supplemented or restated, pursuant to which the Partnership has borrowed up to $40,000,000 from P-B Finance Ltd. (the "Prudential Lender"), the proceeds of which were used to purchase Units

                  1.50 "PRUDENTIAL LOAN" means the loan, in the principal amount of $40,000,000, made by Prudential Securities Credit Corporation pursuant to that certain Credit Agreement, dated as of November 17, 1997, between Prudential Securities Credit Corporation and the Partnership, as amended and restated by that certain Amended and Restated Credit Agreement, dated as of the date hereof, between the Prudential Lender and the Partnership.

                  1.51 "REGULATIONS" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                  1.52     "REQUESTED AMOUNT" has the meaning set forth in
SECTION 3.4(a).

                  1.53     "REQUIRED FUNDS" has the meaning set forth in
SECTION 3.3.

                  1.54 "SINGLE PURPOSE ENTITY" means a corporation, limited partnership or limited liability company which (a) (i) is organized solely for the purpose of holding, directly, a membership interest in Prime GP or (ii) is organized solely for the purpose of holding, directly, the Units; (b) will not engage in any business unrelated to its interest in Units or Prime GP, as applicable; (c) will not have any assets unrelated to its interest in the Units or Prime GP, as applicable; (d) as long as either of the Notes (as defined in the agreements underlying the Vornado Loan and the Prudential Loan) is outstanding, will not engage in, seek nor consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of partnership or membership interests, or amendment in any material respect of its limited liability company agreement, limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) (provided, however, that any amendments which amend any provisions of such documents which are included in this definition of "Single Purpose Entity" or would cause such entity to not comply with the terms of this definition of "Single Purpose Entity" shall be deemed to be material); (e) if such entity is a limited partnership, has as its only general partner a Single-Purpose Entity which is either (A) a corporation or (B) a limited liability company which has at least one member that is a Single Purpose Entity which is a corporation and such corporation is the administrative member of such limited liability company and has the characteristics of a Single Purpose Entity applicable to corporations; (f) if such entity is a corporation, at all relevant times will have at least one Independent Director; (g) if such entity is a corporation, the board of directors of such entity may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including an Independent Director, shall have participated in such vote; (h) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity; (i) if such entity is a limited liability company, has at least one member that is a Single Purpose Entity which is a corporation and has the characteristics of a Single Purpose Entity applicable to corporations; (j) without the unanimous consent of all of the directors, including, but not limited to, the Independent Director, of such entity or such entity's general partner or administrative member, as applicable, will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest: (A) file a bankruptcy, insolvency or reorganization petition or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity's properties, (C) make any assignment for the benefit of such entity's creditors or (D) take any action that might cause such entity to become insolvent; (k) will maintain its accounts, books and records separate from any other person or entity; (l) will not commingle its funds or assets with those of any other entity; (m) has held and will hold its property in its own name; (n) will conduct its business in its name; (o) will maintain its financial statements, accounting records and other entity documents separate from any other person or entity; (p) will pay its own liabilities out of its own funds and assets; (q) will observe all partnership, corporate or limited liability company formalities, as applicable; (r) will maintain an arm's-length relationship with its Affiliates; (s) does not have any indebtedness other than as permitted by the Credit Documents or the Loan Documents (as such terms are defined in the underlying agreements of the Vornado Loan and the Prudential Loan); (t) will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity except for each of the Notes; (u) will not acquire obligations or securities of its partners, members or shareholders; (v) will allocate fairly and reasonably shared expenses, including without limitation shared office space, and use separate stationery, invoices and checks; (w) other than as permitted by the Credit Documents and the Loan Documents, will not pledge its assets for the benefit of any other person or entity; (x) will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity; (y) will not make notes to any person or entity; (z) will not identify its partners, members or shareholders, or any Affiliates of any of them, as a division or part of it;
(aa) if such entity is a limited liability company, its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that such entity will dissolve only upon (A) the date specifically set forth in such documents for the termination of the term of such entity (which date shall be at a minimum ten years after the Maturity Date (as defined in each of the Notes) or (B) the bankruptcy of the administrative member; (bb) except as permitted under this Agreement will not enter into or be a party to any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party; (cc) will pay the salaries of its own employees from its own funds; (dd) has adequate capital in light of its contemplated business operations; and (ee) if such entity is a limited liability company or limited partnership, and such entity has one or more administrative members or general partners, as applicable, then such entity's organizational documents shall provide that such entity shall continue (and not dissolve) for so long as (A) a solvent administrative member or general partner, as applicable, exists or (B) until the date specifically set forth in such organization documents for the termination of the term of such entity's organizational documents (which date shall be at a minimum ten years after the Maturity Date).

                  1.55     "TAX MATTERS PARTNER" has the meaning set forth in
SECTION 7.4.

                  1.56 "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation or other disposition or encumbrance and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate or otherwise dispose of or encumber.

                  1.57 "TRANSFEREE" means any Person who has acquired a beneficial interest in the Interest of a Partner in the Partnership.

                  1.58 "UNIT" means an ownership interest in the Operating Partnership, which Unit is exchangeable into one common share of PGRT, subject to adjustment as set forth in the OP Agreement.

                  1.59     "WITHDRAWING PARTNER" has the meaning set forth in
SECTION 9.5.

                  1.60 "VORNADO LOAN AGREEMENT" means that certain agreement loan agreement among Vornado PS, L.L.C. (the "VORNADO LENDER"), the Partnership, Members of the Guarantor Group named therein and Michael W. Reschke, dated as of the date hereof, as subsequently amended, modified, supplemented or restated, pursuant to which the Partnership has borrowed up to $62,000,000.

                  1.61 "VORNADO LOAN" means that certain loan in the principal amount of $62,000,000 made by the Vornado Lender to the Partnership pursuant to the Vornado Loan Agreement.

                                   ARTICLE II
                                 THE PARTNERSHIP

                  2.1 ORGANIZATION. The Partners form the Partnership upon all of the terms, covenants and conditions herein contained, solely for the purpose and scope set forth in this Agreement. Except as otherwise expressly provided herein to the contrary, the administration and termination of the partnership, and the rights and obligations of the Partners, shall be governed by the Delaware Revised Uniform Limited Partnership Act.

                  2.2 PARTNERSHIP NAME. The name of the Partnership shall be "Primestone Investment Partners L.P." and all business of the Partnership shall be conducted in such name or such other name as the General Partner shall determine. The Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.

                  2.3 PURPOSE. The purpose and business of the Partnership shall be to exist as a Single Purpose Entity and to acquire, hold, finance, encumber, exchange, dispose of or otherwise deal with Units or the proceeds of Units and to do any and all other acts which may be necessary or incidental to the foregoing, subject to the requirement that the Partnership at all times be and remain a Single Purpose Entity.

                  2.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601 or such other location as may be Approved by the General Partner from time to time.

                  2.5 TERM. The term of the Partnership shall commence on the date of the execution of this Agreement and the filing of the Certificate in the applicable governmental office in the State of Delaware in accordance with the Act (or any predecessor statutes to the Act) and shall continue until the winding up and liquidation of the Partnership and its business is completed, as provided in ARTICLE X hereof.

                  2.6 SCOPE OF AUTHORITY. Except as expressly and specifically provided in this Agreement, no Partner shall have any authority to act for, or assume any obligations or responsibility on behalf of, the other Partners or the Partnership.

                  2.7 RESERVATION OF OTHER BUSINESS OPPORTUNITIES. No business opportunities other than those actually exploited by the Partnership pursuant to SECTION 2.3 shall be deemed the property of the Partnership, and any Partner or its Affiliates may engage in or possess an interest in any business venture, independently or with others, of any nature or description; and neither any other Partner nor the Partnership shall have any rights by virtue hereof in and to such other business ventures, or to the income or profits derived therefrom. The provisions of this SECTION 2.7 shall be subject to, and not in any way affect the enforceability of, any separate agreement by a Partner or any Affiliate thereof restricting or prohibiting certain business activities of such Partner or Affiliate.

                  2.8      FILINGS; AGENT FOR SERVICE OF PROCESS.

                  (a) As soon as practicable after execution of this Agreement, the General Partner shall file the Certificate in the office of the Secretary of State of Delaware in accordance with the provisions of the Act. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed by the General Partner only.

                  (b) The General Partner shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

                  (c) The agent for service of process on the Partnership in the State of Delaware, and other appropriate states, shall be CT Corporation or such other or successor registered agents as may be selected by the General Partner.

                  (d) Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, the Person responsible for the winding up and dissolution of the Partnership) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

                                   ARTICLE III
                        PARTNERS' CAPITAL CONTRIBUTIONS;
                     ADDITIONAL FINANCING AND CONTRIBUTIONS

                  3.1 SCHEDULED CAPITAL CONTRIBUTIONS. As of the execution and delivery of this Agreement, Prime GP and PGI shall contribute (or shall be credited as having contributed) to the Partnership the amounts listed on Exhibit A hereto.

                  3.2 CAPITAL ACCOUNTS. The name, address and Percentage Interest of each Partner are set forth on EXHIBIT A attached hereto. A separate "Capital Account" shall be maintained by the Partnership for each Partner in accordance with this SECTION 3.2 and the definitions hereof. The Capital Account balances of each Partner as of the date of execution of this Agreement are as described in EXHIBIT A.

                  3.3 ADDITIONAL FINANCING. The sums of money required to finance the business and affairs of the Partnership were or shall be derived (a) from the Prudential Loan in the aggregate principal amount of up to $40,000,000, (b) from the Vornado Loan in the aggregate principal amount of $60,000,000, (c) from the Capital Contributions made on or prior to the date hereof by the Partners to the Partnership, (d) from funds generated from the operation and the business of the Partnership and (e) from any additional Capital Contributions, loans, bond financing or other indebtedness incurred by the Partnership to the extent permitted by the Loan Documents with Prudential and the Credit Documents with Vornado. Subject to any limitations contained in the Loan Documents with Prudential and the Credit Documents with Vornado, in the event the General Partner determines that additional financing is needed by the Partnership for any reason (the "Required Funds"), the General Partner may, in such amounts and at such times as the General Partner shall determine to be necessary or appropriate, cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis. If such financing is not available to the Partnership or, in the reasonable determination of the General Partner is not available at a reasonable cost or upon reasonable terms and conditions, then the General Partner may seek additional Capital Contributions from the Partners in accordance with SECTION
3.4 hereof.

                  3.4      CAPITAL CALLS.

                  (a) If the General Partner determines that Required Funds are needed and that financing therefore (in addition to the funds available under the Partnership Loan Agreement) is not available as set forth in SECTION 3.3 hereof, the General Partner may, by notice to the other Partners (the "Cash Needs Notice"), given at any time or from time to time, call upon each Partner to contribute to the Partnership a share of the Required Funds equal to its Percentage

Interest of the Required Funds. Each Partner's share of the Required Funds set forth in the Cash Needs Notice is referred to herein as the "Requested Amount." A Cash Needs Notice shall be executed by the General Partner and be accompanied by documentation confirming the actual or estimated amount of such cash needs and itemizing how the Required Funds will be applied.

                  (b) Within thirty (30) days after the giving of the Cash Needs Notice, each Partner shall contribute to the Partnership an amount equal to such Partner's Requested Amount. If any Partner (a "Non-contributing Partner") fails to advance to the Partnership such Partner's Requested Amount when required to do so, a Partner which has advanced its Requested Amount (the "Contributing Partner"), shall have the right to make a loan (a "Capital Loan") to the Non-contributing Partner by advancing to the Partnership the Requested Amount due from the Non-contributing Partner.

                  (c) If a Contributing Partner elects to make a Capital Loan, the Capital Loan made by the Contributing Partner shall bear interest at a rate equal to twenty percent (20%) per annum compounded annually. Thereafter, all Available Cash Flow or other proceeds which would otherwise be payable or distributable to the Non-contributing Partner shall be paid or distributed to the Contributing Partner making a Capital Loan until such Contributing Partner has received an amount equal to the outstanding principal balance of the Capital Loan plus all accrued and unpaid interest as aforesaid on the amount remaining from time to time outstanding. All funds so paid or distributed to the Contributing Partner as a result of the Capital Loan shall be applied first to accrued and unpaid interest and then to principal. Notwithstanding anything to the contrary contained herein, a Non-contributing Partner shall have the right to repay in full or in part at any time any Capital Loan made the Contributing Partner, any such payment being applied first to accrued and unpaid interest and then to principal on such Capital Loan. Each Capital Loan and all accrued and unpaid interest thereon shall be due and payable by the Non-contributing Partner to the Contributing Partner (with full recourse) on the date five years from the date of advance of such Capital Loan if not required to be repaid earlier as provided herein.

                  3.5 ADDITIONAL LOANS OR CAPITAL CONTRIBUTIONS BY PARTNERS. Except as expressly provided in this ARTICLE III, no Partner shall make any loan or Capital Contribution to the Partnership unless Approved by the General Partner.

                  3.6 NO THIRD PARTY BENEFICIARIES. Notwithstanding anything herein to the contrary, no creditor of the Partnership or any other Person (other than the Partners) shall be entitled to enforce the obligations of the Partners under this ARTICLE III to make Capital Contributions to the Partnership.

                                   ARTICLE IV
                                   ALLOCATIONS

                  4.1 PROFITS AND LOSSES. After giving effect to the special allocations set forth in SECTION 4.3 hereof, Profits for any Partnership taxable year that includes, or begins subsequent to, the date hereof shall be allocated as follows:

                  (a) PROFITS -- PARTNERSHIP OPERATIONS. Profits for any taxable year of the Partnership shall be allocated among the Partners, PRO RATA, in accordance with their respective Percentage Interests.

                  4.2 ALLOCATION OF LOSSES. After giving effect to the special allocations set forth in SECTION 4.3 hereof, Losses for any Partnership taxable year that includes, or begins subsequent to, the date hereof shall be allocated among the Partners, PRO RATA, in proportion to their Percentage Interests.

                  4.3 SPECIAL ALLOCATIONS. The following special allocations will be made in following order and priority:

                  (a) If there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner will be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations
Section 1.704-2(f). This SECTION 4.3(a) is intended to comply with such Sections of the Regulations and will be interpreted consistently therewith.

                  (b)      The allocations otherwise required pursuant to
SECTION 4.3(a) hereof will not apply to a Partner to the extent that: (i) such Partner's share of the net decrease in Partnership Minimum Gain is caused by a guaranty, refinancing or other change in the instrument evidencing a nonrecourse debt of the Partnership which causes such debt to become a partially or wholly recourse debt or a Partner Nonrecourse Debt, and such Partner bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for such changed debt; or (ii) such Partner's share of the net decrease in Partnership Minimum Gain results from the repayment of a nonrecourse liability of the Partnership, which repayment is made using funds contributed by such Partner to the capital of the Partnership; or (iii) the Internal Revenue Service, pursuant to Regulations
Section 1.704-2(f)(4), waives the requirement of such allocation in response to a request for such waiver made by the General Partner on behalf of the Partnership; or (iv) additional exceptions to the requirement of such allocation are established by revenue rulings issued by the Internal Revenue Service pursuant to Regulations Section 1.704-2(f)(5), which exceptions apply to such Partner, as determined by the General Partner.

                  (c) If there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Partnership taxable year, determined in accordance with Regulations Section 1.704-2(i)(3), then, except as provided in Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be allocated items of income and gain for such Partnership taxable year (and, if necessary, subsequent Partnership taxable years) equal to such Partner's share of the net decrease in Partner Minimum Gain. The items to be allocated will be determined in accordance with Regulations Section 1.704-2(j)(2). This
SECTION 4.3(c) is intended to comply with Regulations Section 1.704-2(i) and will be applied and interpreted in accordance with such Regulation.

                  (d) Any item of Partnership loss, deduction or expenditure under Code Section 705(a)(2)(b) attributable to Partner Nonrecourse Debt will be allocated in accordance with Regulations Section 1.704-2(i) to the Partner who bears the economic risk of loss for such Partner Nonrecourse Debt.

                  (e) In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in an Adjusted Capital Account Deficit for such Partner, items of income and gain will be specially allocated to such Partner in any amount and manner sufficient to eliminate, to the extent required by the Regulations, such Adjusted Capital Account Deficit as quickly as possible. The items to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)(6). This SECTION 4.3(e) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulation.

                  (f) In the event any Partner has a deficit Capital Account at the end of any Partnership taxable year in excess of the sum of the amount which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner will be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income and gain) to eliminate such excess deficit Capital Account as quickly as possible, provided that an allocation pursuant to this SECTION 4.3(f) will be made to a Partner if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE IV have been tentatively made.

                  (g) No items of loss or deduction will be allocated to any Partner to the extent that any such allocation would cause the Partner to have an, or increase the amount of an existing, Adjusted Capital Account Deficit at the end of any Partnership taxable year. All items of loss or deduction in excess of the limitation set forth in the immediately preceding sentence will be allocated among such other Partners which do not have Adjusted Capital Account Deficit balances, pro rata, in proportion to their Percentage Interests, until no Partner may be allocated any further items of loss or deduction without creating or increasing an Adjusted Capital Account Deficit. Thereafter, any remaining items of loss or deduction will be allocated to the Partners, pro rata, in proportion to their relative aggregate Capital Contributions made prior to the last day of the period to which the loss or deduction relates. To the extent an item of loss or deduction is allocated pursuant to this SECTION 4.3(g) in a manner other than in proportion to relative Percentage Interests, then in subsequent taxable periods, items of income and gain shall be allocated to reverse any such disproportionate allocation of items of loss or deduction.

                  (h) To the extent an adjustment to the adjusted tax basis of any Property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated among the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                  4.4      CURATIVE ALLOCATIONS.

                  (a) The "Regulatory Allocations" consist of the "Basic Regulatory Allocations," as defined in SECTION 4.4(b) hereof, the "Nonrecourse Regulatory Allocations," as defined in SECTION 4.4(c) hereof, and the "Partner Nonrecourse Regulatory Allocations," as defined in SECTION 4.4(D) hereof.

                  (b) The "Basic Regulatory Allocations" consist of allocations pursuant to SECTIONS 4.3(e), 4.3(f), 4.3(g) and 4.3(h) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of the Basic Regulatory Allocations and such other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner as if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this SECTION 4.4(b) shall only be made with respect to allocations pursuant to SECTION 4.3(h) hereof to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

                  (c) The "Nonrecourse Regulatory Allocations" consist of all allocations pursuant to SECTIONS 4.3(a) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of the Nonrecourse Regulatory Allocations and such other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, no allocations pursuant to this SECTION 4.4(c) shall be made prior to the Partnership taxable year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain.

                  (d) The "Partner Nonrecourse Regulatory Allocations" consist of all allocations pursuant to SECTIONS 4.3(c) AND 4.3(d) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of the Partner Nonrecourse Regulatory Allocations and such other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Partner Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence
(i) no allocations pursuant to this SECTION 4.4(d) shall be made with respect to allocations pursuant to SECTION 4.3(c) relating to a particular Partner Nonrecourse Debt prior to the Partnership taxable year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain, and (ii) allocations pursuant to this SECTION 4.4(d) shall be deferred with respect to allocations pursuant to SECTION 4.3(d) hereof relating to a particular Partner Nonrecourse Debt to the extent the General Partner determines that such allocations are likely to be offset by subsequent allocations pursuant to SECTION 4.3(c) hereof.

                  (e) The General Partner may, with respect to each Partnership taxable year, (i) apply the provisions of SECTIONS 4.4(b), 4.4(c) and 4.4(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations and
(ii) divide all allocations pursuant to SECTIONS 4.4(b), 4.4(c) and 4.4(d) hereof among the Partners in a manner that is likely to minimize such economic distortions.

                  4.5      OTHER ALLOCATION RULES.

                  (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder.

                  (b) For purposes of Regulations Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of built-in gain (as defined in Regulations Section 1.752-3(a)(2)) shall be allocated among the Partners in accordance with their respective Percentage Interests.

                  (c) In the event Interests are transferred in accordance with the provisions of ARTICLE VIII hereof during any Partnership taxable year, the distributive share of Partnership income, gain, loss and deductions attributable to such transferred Interests for that taxable year shall be apportioned between the transferor Partner and the person to whom the Interest is transferred (the "Transferee") as determined by the Transferor and Transferee, but subject to the constraints and limitations imposed by Code Section 706. Distributions with respect to Interests transferred shall be made only to Partners of record on a date designated by the General Partner as the date of such distribution.

                  4.6      TAX ALLOCATIONS; CODE SECTION 704(c).

                  (a) In accordance with Code Section 704(c) and the Regulations thereunder, solely for income tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes (including such adjusted basis for alternative minimum tax purposes) and its initial Gross Asset Value, including, but not limited to, special allocations to a contributing Partner that are required under Code Section 704(c) to be made upon distribution of such property to any of the non-contributing Partners.

                  (b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraph (ii) of the definition of "Gross Asset Value" contained herein, solely for federal income tax purposes, subsequent allocations of income, gain, loss and deduction with respect to such asset (including income, gain, loss and deduction determined with respect to the alternative minimum tax) will take account of any variation between the adjusted basis of such asset (including such adjusted basis for alternative minimum tax purposes) and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  (c) Any elections or other decisions relating to allocations under this SECTION 4.6, including the selection of any allocation method permitted under Regulations Section 1.704-3, will be made as Approved by the General Partner. Except as otherwise provided in this SECTION 4.6, all items of Partnership income, gain, loss, deduction and credit will for tax purposes be divided among the Partners in the same manner as they share correlative Profits, Losses or Partnership items of income, gain, loss or deduction, as the case may be, for the taxable year. Allocations pursuant to this SECTION 4.6 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

                  (d) If any taxable item of income or gain is computed differently from the taxable item of income or gain which results for purposes of the alternative minimum tax, then to the extent possible, without changing the overall allocations of items for purposes of either the Partners' Capital Accounts or the regular income tax (i) each Partner will be allocated items of taxable income or gain for alternative minimum tax purposes taking into account the prior allocations of originating tax preferences or alternative minimum tax adjustments to such Partner (and its predecessors) and (ii) other Partnership items of income or gain for alternative minimum tax purposes of the same character that would have been recognized, but for the originating tax preferences or alternative minimum tax adjustments, will be allocated away from those Partners that are allocated amounts pursuant to clause (i) so that, to the extent possible, the other Partners are allocated the same amount, and type, of alternative minimum tax income and gain that would have been allocated to them had the originating tax preferences or alternative minimum tax adjustments not occurred.

                  (e) If any portion of gain recognized from the disposition of property by the Partnership represents the "recapture" of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 ("RECAPTURE GAIN"), such Recapture Gain will be allocated as follows:

         FIRST, to the Partners, pro rata, in proportion to the lesser of each Partner's (i) allocable share of the total gain recognized from the disposition of such Partnership property and (ii) share of depreciation or amortization with respect to such property (as determined under Regulations Sections 1.1245-1(e)(2) and (3)), until each such Partner has been allocated Recapture Gain equal to such lesser amount; and

         SECOND, the balance of Recapture Gain will be allocated among the Partners whose allocable shares of total gain exceed their shares of depreciation or amortization with respect to such property (as determined under Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total gain (including Recapture Gain) from the disposition of such property;

provided, however, that no Partner will be allocated Recapture Gain under this SECTION 4.6(e) in excess of the total gain allocated to such Partner from such disposition.

                                    ARTICLE V
                                  DISTRIBUTIONS

                  5.1 DISTRIBUTIONS OF AVAILABLE CASH FLOW. Except as otherwise provided in SECTION 5.2 hereof, and subject to the limitations set forth in the agreements and documents evidencing or securing the Prudential Loan and the Vornado Loan, Available Cash Flow, if any, shall be distributed within ten days after the receipt of distributions from the Operating Partnership to the Partners or otherwise upon receipt and, in each case, PRO RATA, in accordance with their respective Percentage Interests. Except as provided in ARTICLES IX OR X, the Partnership shall not distribute Property (other than Available Cash Flow) unless Approved by the General Partner.

                  5.2 WITHHOLDING. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Partner. For all purposes of this ARTICLE V, any amount withheld on any distribution and paid over to the appropriate governmental body shall be treated as if such amount had, in fact, been distributed to the Partner.

                                   ARTICLE VI
                            MANAGEMENT OF PARTNERSHIP

                  6.1 MANAGEMENT OF PARTNERSHIP. The exclusive management and control of the business and affairs of the Partnership shall be vested in the General Partner, and all actions Approved by the General Partner shall be deemed to be authorized and approved by or on behalf of the Partnership. Each Partner hereby waives any and all claims such Partner may have against the Partnership or any other Partner for breach of fiduciary duty, or other similar responsibility or obligation, PROVIDED the Partnership is managed, and all decisions affecting the Partnership are made, in accordance with the terms of this Agreement. Notwithstanding the foregoing, it is understood and agreed that, except as otherwise provided in this Agreement, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law. In dealing with the General Partner on behalf of the Partnership, no Person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

                  6.2 GENERAL PARTNER. The General Partner shall be responsible for conducting the ordinary and usual business and affairs of the Partnership as more fully set forth herein.

                  6.3 APPROVAL OF THE GENERAL PARTNER. Except as authorized pursuant to SECTION 6.4 below or otherwise contemplated in a Budget Approved by the General Partner, no act, including without limitation, voting of the Units, shall be taken or sum expended or obligation incurred by the Partnership, or the General Partner with respect to any matter affecting the Partnership unless Approved by the General Partner.

                  6.4 DUTIES OF GENERAL PARTNER. The General Partner is hereby authorized to and shall perform or cause to be performed the following duties in accordance with and as limited by this Agreement and in accordance with the Budget:

                  (a) Protect and preserve the title and interests of the Partnership with respect to the Property owned by the Partnership;

                  (b) Pay all taxes, assessments and other impositions applicable to the Property owned by the Partnership;

                  (c) Prepare and file tax returns and submit the returns along with other required tax information to the Partners;

                  (d) Keep all books of account and other records of the Partnership in accordance with the provisions of this Agreement;

                  (e) Employ independent professionals and consultants necessary or appropriate to carry on the business of the Partnership;

                  (f) Maintain all funds held or received by the Partnership and invest such funds on a short term basis, to the extent not immediately needed for expenditures or distribution to the Partners, in (i) direct obligations of the United States or an agency thereof, (ii) commercial paper rated as P-1 by Moody's Investor Service or A-1 by Standard & Poor's Corp. or similarly rated by any successor to either of such investment rating services, (iii) readily redeemable money market funds, (iv) certificates of deposit or banker's acceptances (with a maturity not greater than 90 days) not to exceed One Hundred Thousand Dollars ($100,000) with any bank, or in any amount if such bank has (A) an investment grade rating by Moody's Investor Service or Standard & Poor's Corp. or any successor to either of such investment rating services and (B) a net worth of at least Five Hundred Million Dollars ($500,000,000) or (v) such other investments and accounts as may be Approved by the General Partner;

                  (g) Deliver to the Partners, promptly after receipt, copies of all notices received by the Partnership from third parties asserting claims or exercising rights or options that are material to the business of the Partnership;

                  (h) Obtain and maintain, as may be required by applicable law, such licenses, permits and governmental authorizations as are necessary for the lawful conduct of the business of the Partnership;

                  (i) To the extent that funds of the Partnership are available therefor, pay all of the Partnership's debts and other obligations, including, without limitation, all amounts payable under or in connection with the Prudential Loan and the Vornado Loan, and make other expenditures in accordance with an approved Budget;

                  (j) Make distributions to the Partners in accordance with ARTICLE V of this Agreement;

                  (k) Prepare and file all necessary reports, statements and other documents with Governmental Authorities in connection with the business of the Partnership;

                  (l) Perform and observe all covenants required to be performed and observed under all documents evidencing or securing the Prudential Loan or the Vornado Loan; and

                  (m) Perform all other acts and obligations provided elsewhere in this Agreement to be performed by the General Partner.

                  The General Partner shall have the obligation to devote such of its time to the affairs of the Partnership as is necessary for the effective operation and management of the business of the Partnership. The General Partner shall use its good faith efforts to perform its duties described in this Agreement, but does not guarantee or warrant that such duties can or will be performed, nor shall the General Partner be liable for failure to perform any such duties, nor will any such failure constitute a breach of any obligation or duty hereunder, unless such failure is the result of gross negligence, fraud or bad faith, or willful misconduct (not including actions or omissions taken or omitted in good faith and in a manner reasonably expected to be in the best interests of the Partnership).

                  6.5      COMPENSATION OF PARTNERS.

                  (a) Except as may be expressly provided for in this Agreement, in an Approved Budget, or hereafter Approved by the General Partner, no payment will be made by the Partnership for the services of any Partner or any member, employee, agent or partner of any Partner or an Affiliate thereof.

                  (b) The General Partner, and all Affiliates thereof, shall be reimbursed by the Partnership for the reasonable out-of-pocket expenses incurred by the General Partner, or an Affiliate thereof, on behalf of the Partnership in connection with the business and affairs of the Partnership, including all legal, accounting, travel and other similar expenses reasonably incurred by the General Partner in connection with the management of the Partnership.

                  6.6 BUDGET. Prior to the commencement of each fiscal year of the Partnership, the General Partner shall endeavor to prepare and submit to the Partners for consideration a budget (the "Budget") setting forth the estimated income and expenditures (capital, operating and other) of the Partnership for such fiscal year. When Approved by the General Partner, the General Partner shall implement the Budget and shall be authorized to make the expenditures and incur the obligations provided for in the Budget. The General Partner shall not pursue any activities or business on behalf of the Partnership which are not contemplated by the Budget or otherwise Approved by the General Partner.

                  6.7 LIMITATION OF LIABILITY. Neither the General Partner, nor any officer, director, partner, employee or Affiliate of the General Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred or obligation imposed on such Person by this Agreement or by law, unless such action or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct.

                  6.8 INDEMNIFICATION. The Partnership shall indemnify and hold harmless each Partner and each of their respective partners, officers, directors, stockholders, employees, agents and Affiliates (collectively, the "Parties") from and against any loss, expense, damage or injury suffered or sustained by the Parties (or any of them) by reason of any acts, omissions, or alleged acts or omissions arising out of its or their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not performed or omitted fraudulently or in bad faith or as a result of gross negligence or willful misconduct by any such Party. Such indemnification shall be made only to the extent of the assets of the Partnership.

                  6.9 NO PARTICIPATION IN MANAGEMENT. The Limited Partner shall not participate in the management or control of the Partnership's business, nor shall the Limited Partner transact any business for the Partnership or have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner.

                  6.10 NO PERSONAL LIABILITY. Except as otherwise specifically provided herein, the Limited Partner shall have no personal liability whatsoever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership for the debts, obligations, expenses or liabilities of the Partnership or any of its losses beyond such Partner's Capital Contributions.

                                   ARTICLE VII
                                BOOKS AND RECORDS

                  7.1 BOOKS AND RECORDS. The General Partner shall keep proper and usual books and records pertaining to the Partnership's business on an accrual basis in accordance with tax accounting principles or generally accepted accounting principles consistently applied, showing all of its assets and liabilities, receipts and disbursements, profits and losses, Partners' Capital Contributions and distributions and all transactions entered into by the Partnership. The books and records and all files of the Partnership shall be kept at its principal office or such other place as the Approved by the General Partner from time to time and the Partners and their representatives shall at all reasonable times upon reasonable prior written notice have reasonable access thereto during normal business hours for the purpose of inspecting or copying the same. The fiscal year of the Partnership shall end on December 31 of each year.

                  7.2 BANK ACCOUNTS. Funds of the Partnership shall be deposited in an account or accounts in the bank or banks or other financial institution or institutions Approved by the General Partner. Such account or accounts shall be in the name of the Partnership and shall be subject to withdrawal only upon signatures of those Persons authorized from time to time by the General Partner.

                  7.3 TAX RETURNS. Federal, state and local tax returns of the Partnership shall be prepared and timely filed by or at the direction of the General Partner at the expense of the Partnership.

                  7.4 TAX DECISIONS AND ELECTIONS. The General Partner is hereby designated the "Tax Matters Partner" of the Partnership for all purposes under this Agreement and as such term is defined under the Code. The Tax Matters Partner shall make or revoke all elections and take all reporting positions which, in its discretion, it deems necessary or desirable for the Partnership. Each item of Partnership income and deduction shall be separately reported on each Partner's income tax return, pursuant to Regulations Section 1.702-1(a). The Tax Matters Partner shall, if requested in writing by a Partner, make the election under Code Section 754. Tax decisions and elections for the Partnership not provided for herein shall be determined and made by the General Partner.

                  The following provisions shall apply with respect to the Tax Matters Partner.

                  (a) The Tax Matters Partner shall be responsible for the filing of the Partnership information returns required under Section 6031 of the Code. Within thirty (30) days after the receipt by the Tax Matters Partner of the K-1 from the Operating Partnership, but no later than ten (10) Business Days before the due date for filing of the Partnership tax returns after giving effect to any requested extensions of such due date for filing, the Tax Matters Partner shall furnish to the Partnership's accountants sufficient information for the preparation of all required Partnership tax returns.

                  (b) A Partner shall provide notice to the Tax Matters Partner of its intent to file an original or an amended income tax return of which such Partner will take a position with respect to a Partnership item that is inconsistent with the position taken by the Tax Matters Partner on the Partnership return. Such notice must be given at least thirty (30) days prior to the filing of such return. At such time, such Partner shall provide the Tax Matters Partner with a statement detailing the inconsistent item or items contained in such return. Within ten (10) Business Days of receipt of such statement, the Tax Matters Partner shall provide a copy of such statement to each Partner.

                  (c) The Tax Matters Partner shall include in each Partnership return sufficient information to entitle each eligible Partner and any indirect partner (at its request) to notice from the Internal Revenue Service pursuant to Section 6223(a) of the Code.

                  (d) Each Partner reserves the right to enter into a separate settlement agreement with the Internal Revenue Service. A Partner who enters into a settlement agreement with the Internal Revenue Service concerning a Partnership item shall notify the Tax Matters Partner of its terms within ten (10) days of such agreement, and the Tax Matters Partner shall notify the other Partners of the terms of such agreement with ten (10) Business Days after receiving such notice. The Tax Matters Partner shall notify each other Partner of the terms of any settlement offer received by it within ten (10) Business Days of receiving such offer.

                  (e) Each Partner reserves the right to file an administrative adjustment request under Section 6227 of the Code. Any Partner filing an administrative adjustment request shall notify the Tax Matters Partner of its contents within ten (10) Business Days after filing such request. The Tax Matters Partner shall notify each Partner of the contents of such request within ten (10) Business Days of the receipt of such notice.

                  (f) All Partners shall report to the Tax Matters Partner the conversion of a Partnership item to a nonpartnership item under
Section 6231(b) or any other provision of the Code within ten (10) Business Days of learning of the conversion.

                  (g) The General Partner reserves the right to file a petition for judicial review and to participate in a judicial proceeding under Section 6226 and 6228 of the Code. If the Tax Matters Partner files a petition for judicial review of an appeal under Section 6226 of the Code, it shall notify each Partner of such Petition or appeal within ten (10) days of such filing. Any other Partner filing a petition for judicial review or any appeal under Sections 6226 or 6228 of the Code shall notify the Tax Matters Partner of such petition or appeal on or before the date of filing. The Tax Matters Partner shall notify each Partner of such filing within ten (10) Business Days of receipt of such notice from the filing Partner.

                  (h) The provisions of this Section shall govern the conduct of all parties who are currently Partners and all parties who were Partners during the applicable Partnership taxable year. A Partner shall not be relieved of any duties or responsibilities imposed under this Section by the termination or Transfer of its Interest in the Partnership.

                  (i)      All terms used in this Section that are defined in
Section 6231(a) of the Code shall have the meanings set forth therein.

                  7.5 TAX EXAMINATION. Each Partner shall give prompt notice to the other Partners upon receipt of notice that the Internal Revenue Service or any state or local taxing authority intends to examine any Partnership income tax returns. The Tax Matters Partner shall promptly notify the Partners of the commencement of any administrative or judicial proceedings involving the tax treatment of items of Partnership income, loss, deductions and credits, and shall further keep the Partners fully informed of all material developments involved in such proceedings.

                  7.6 FINANCIAL STATEMENTS. The General Partner may cause the books of the Partnership to be examined, certified and audited annually as of the end of each fiscal year of the Partnership by Ernst & Young LLP or such other recognized firm of independent certified public accountants that is Approved by the General Partner. For each fiscal year of the Partnership, the General Partner may cause such accountants to determine and prepare full financial statements, including, without limitation, a balance sheet, an income statement, a statement of changes in financial position and a statement of Available Cash Flow. The General Partner shall as soon as reasonably practical after the end of each such fiscal year of the Partnership, transmit copies of the foregoing to each Partner. The cost of all audits and reports provided to the Partners pursuant to this Section shall be an expense of the Partnership.

                                  ARTICLE VIII
                 TRANSFER OR ASSIGNMENT OF PARTNERSHIP INTERESTS

                  8.1 RESTRICTIONS ON TRANSFER. Except as permitted by this ARTICLE VIII, no Partner may Transfer all or any portion of its rights or Interest in the Partnership or withdraw or retire from the Partnership without the Approval of the General Partner, and any such attempted Transfer, withdrawal or retirement not permitted hereunder shall be null and void; provided, however, any Partner may Transfer its Interests to an Affiliate without the Approval of the General Partner but no such Transfer by a Partner to an Affiliate shall relieve the transferring Partner of its obligations hereunder unless Approved by the General Partner. So long as either the Prudential Loan or the Vornado Loan is outstanding, the General Partner may not Transfer all or any portion of its rights or Interest in the Partnership or withdraw or retire from the Partnership without the consent of Vornado, to the extent the Vornado Loan is outstanding, or Prudential, to the extent the Prudential Loan is outstanding, and any such attempted Transfer, withdrawal or retirement not permitted hereunder shall be null and void; provided, however, any Partner (other than the General Partner) may Transfer its Interests to an Affiliate without the Approval of the General Partner but no such Transfer by a Partner to an Affiliate shall relieve the transferring Partner of its obligations hereunder unless Approved by the General Partner.

                  8.2 EFFECT OF TRANSFERS. In the event of any transfer or transfers permitted under this ARTICLE VIII, the Interests so transferred shall be and remain subject to all of the terms and provisions of this Agreement; the transferee shall be deemed to have assumed all of the obligations hereunder relating to the Interests so transferred; and except as set forth in SECTION 8.1, the transferor shall be deemed relieved of all obligations hereunder relating to the Interests so transferred that arise from and after the date of such transfer. Such Transferee shall become a substitute General Partner (if the Interest acquired is that of a General Partner) or substitute Limited Partner (if the Interest acquired is that of a Limited Partner) upon, and only upon (i) execution by the transferor and Transferee of such documents as counsel for the Partnership may reasonably require to effect such admission and assumption of the obligations hereunder; and (ii) payment of all reasonable expenses incurred in connection with such admission. A substitute General Partner or substitute Limited Partner has all of the rights and powers and is subject to all of the restrictions and obligations of its transferor. A Transferee of a Partner who is not admitted as a substitute General Partner or substitute Limited Partner has no right to interfere with or participate in the administration of the Partnership's business, operations, activities or affairs, to acquire any information or account of Partnership transactions or to inspect the Partnership books and shall not be deemed a "substituted general partner" or "substituted limited partner" as such terms are defined in the Act.

                                   ARTICLE IX
                              SINGLE PURPOSE ENTITY

                  9.1 SINGLE PURPOSE ENTITY. So long as either the Vornado Loan or the Prudential Loan is outstanding, the Partnership represents, warrants and covenants that it will at all times maintain its existence as a Single Purpose Entity and the General Partner represents, warrants and covenants that it will at all times maintain its existence as a Single Purpose Entity.

                  9.2 NO AMENDMENTS TO THIS SECTION. So long as either the Vornado Loan or the Prudential Loan is outstanding, the Partners shall not amend or modify this Article IX or Section 8.1 with the prior written consent of the Vornado Lender, to the extent the Vornado Loan is outstanding, or the Prudential Lender, to the extent the Prudential Loan is outstanding, or each of the aforementioned lenders to the extent their respective loans are outstanding.

                  9.3      ADDITIONAL PROVISIONS REGARDING OPERATION OF THE
PARTNERSHIP

                  (a) Notwithstanding any provision of law that otherwise so empowers the Partnership, and notwithstanding any other provision of this Agreement other than, with respect to clause (iii) below or
Section 10.1(a) hereof, so long as the Notes (as defined in the Vornado Loan and the Prudential Loan) are outstanding, the Partnership shall not:

                  (i) amend, alter, change or repeal Section 1.24, Section 1.54, Section 2.3 or Article IX;

                  (ii) engage in any business or activity other than as authorized by Section 2.3;

                  (iii)    dissolve or liquidate, in whole or in part;

                  (iv) consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially or in their entirety to any entity, or permit any Person to merge into the Partnership or convey, transfer or lease its Property and assets substantially or in their entirety to the Partnership;

                  (v) incur any debt in violation of the provisions of the Credit Documents (as defined in the Vornado Loan Agreement or the Loan Documents (as defined in the Prudential Loan Agreements);

                  (vi) have assets other than those related to its interest in the Collateral (as defined in the Vornado Loan Agreement and the Prudential Loan Agreement) or the ownership and financing thereof or any indebtedness other than the Vornado Loan and the Prudential Loan;

                  (vii) guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person; or

                  (viii) except as permitted by each Lender (as defined in each of the Loan Agreements) in writing, amend or modify this Agreement.

                  (b) Finance hereby acknowledges and agrees that its board of directors shall, at all times, include at least one Independent Director. The members of Prime GP hereby acknowledge and agree that, in the event of the voluntary withdrawal of Finance or any other Single Purpose Entity which shall become a Member pursuant to Section 6.7(b) of the Amended and Restated Limited Liability Company Agreement of Prime GP (the "LLC Agreement"), or any other event or occurrence pursuant to which Finance or such other Single Purpose Entity shall no longer be a Member of Prime GP, such withdrawal shall be of no effect until a Single

Purpose Entity shall be a Member such that Prime GP will at all times have at least one Member that is a Single Purpose Entity.

                  (c) Notwithstanding any provision of law that otherwise so empowers the Partnership, and notwithstanding any other provision of this Agreement, so long as the Notes are outstanding, the Partnership shall not, without the unanimous consent of all Members of the Prime GP and the unanimous consent of the board of directors of Finance or any other Single Purpose Entity which became a Member of Prime GP pursuant to
Section 6.7(b) of the LLC Agreement, on its own behalf or on behalf of any direct or indirect subsidiary, acquiesce, petition or otherwise invoke or cause any other person to invoke the process of the United States of America, any state or other political subdivision thereof or any other jurisdiction, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government for the purpose of commencing or sustaining a case against the corporation or any such subsidiary under a federal or state bankruptcy, insolvency or other similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Partnership or any such subsidiary or all or any part of the property or assets of any such entity or ordering the winding-up or liquidation of the affairs of the corporation or any subsidiary, or make any assignment for the benefit of the Partnership's or any such subsidiary's creditors, or admit in writing its inability to pay its debts generally as they become due or admit in writing the inability of any of its subsidiaries to pay its respective debts when due, or take any action in furtherance of the preceding action

                                   ARTICLE X
                           DISSOLUTION AND WINDING UP

                  10.1 LIQUIDATING EVENTS. Subject to Section 9.3 hereof, the Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

                  (a)      December 31, 2050;

                  (b)      the sale of all or substantially all of the Property;

                  (c)      the unanimous agreement of all Partners; or

                  (d) any event causing the dissolution of the Partnership under the Act unless the remaining Partners, upon a vote taken within thirty (30) days of the event triggering such dissolution, unanimously agree to continue the Partnership.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.

                  10.2 WINDING UP. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event there are no General Partner, the Limited Partner or any Person elected by the Limited Partner (the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities, and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient, shall be applied and distributed in the following order:

                  (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors, other than Partners, in the order of priority as provided by law;

                  (b) Second, to the establishment of reserves in amounts established by the Liquidator to provide for contingent liability, if any;

                  (c) Third, to the payment and discharge of all of the Partnership's debts and liabilities to Partners;

                  (d) Fourth, the balance, if any, to the General Partner and Limited Partner in accordance with their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs.

                  Within a reasonable time following the completion of the liquidation of the Property (but not longer than 90 days), the Liquidator shall furnish to all of the Partners a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and the portion of distributions to which each Partner is entitled. No Partner shall have any right to demand or receive property other than cash upon dissolution and liquidation of the Property or to demand the return of its Capital Contributions from the Partnership. Upon completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate, and the Liquidator shall have the authority to execute and record documents required to effectuate the dissolution and termination of the Partnership.

                  10.3 DEFICIT CAPITAL ACCOUNT BALANCE. If, upon liquidation of the Partnership pursuant to SECTION 10.2(d), any Partner (or any Person which is an Transferee of or successor to any Interest of such Partner) has a deficit Capital Account, such Partner (or such Transferee or successor of such Partner) shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, in order to comply with the requirements of Regulations Section 1.704-1(b)(ii)(b)(2) or otherwise, a PRO RATA portion of the distributions that would otherwise be made to the General Partner and Limited Partner pursuant to SECTION 10.2 may be:

                  (a) distributed to a trust established for the benefit of the General Partner and the Limited Partner; PROVIDED such trust is a liquidating trust or a grantor trust for federal income tax purposes, for the purpose of liquidating Partnership assets, collecting amounts owed to the

Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and the Limited Partner from time to time at such times and in such amounts as determined, in the reasonable discretion of the Liquidator, to be appropriate in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partner pursuant to
SECTION 10.2; or

                  (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; PROVIDED that such withheld amounts shall be distributed to the General Partner and the Limited Partner as soon as practicable.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  11.1 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally; three (3) business days after the date of mailing, if mailed, by first class mail, registered or certified, postage prepaid; one (1) business day after delivery to the courier if sent by private receipt courier guaranteeing next day delivery, delivery charges prepaid; the date of receipt by the sender of an answer back receipt, if sent by facsimile with answer back receipt, and in each case, addressed as follows:

If to Prime GP to:

                             The Prime Group, Inc.
                             77 West Wacker Drive
                             Suite 4200
                             Chicago, Illinois 60607
                             Attention:     Michael W. Reschke
                             Facsimile No.:  (312) 917-1511

                  with a copy to:

                             Winston & Strawn
                             35 West Wacker Drive
                             Chicago, Illinois 60601
                             Attention:  Wayne D. Boberg, Esq.
                             Facsimile No.:  (312) 558-5700

                  and with a copy to:

                             The Prime Group, Inc.
                             77 West Wacker Drive
                             Suite 4200
                             Chicago, Illinois  60601
                             Attn: Robert J. Rudnik

                             Facsimile No.:  (312) 917-8442

         and, if to Prime to:

                             The Prime Group, Inc.
                             77 West Wacker Drive
                             Suite 4200
                             Chicago, Illinois 60601
                             Attention:     Michael W. Reschke
                             Facsimile No.:  (312) 917-1511

                  with a copy to:

                             Winston & Strawn
                             35 West Wacker Drive
                             Chicago, Illinois 60601
                             Attention:  Wayne D. Boberg, Esq.
                             Facsimile No.:  (312) 558-5700

                  and with a copy to:

                             The Prime Group, Inc.
                             77 West Wacker Drive
                             Suite 4200
                             Chicago, Illinois  60601
                             Attn: Robert J. Rudnik
                             Facsimile No.:  (312) 917-8442

or to such other place as the respective Partner may, from time to time, designate in a written notice to the other Partners. All communications among Partners in the normal course of the Partnership business shall be deemed sufficiently given if sent by regular mail, postage prepaid.

                  11.2 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

                  11.3 THIRD PARTIES. None of the provisions of this Agreement shall be for the benefit of or enforced by any Person not a party to this Agreement.

                  11.4 REMEDIES CUMULATIVE. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

                  11.5 CONSTRUCTION. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

                  11.6 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                  11.7 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

                  11.8 INCORPORATION BY REFERENCE. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

                  11.9 FURTHER ACTION. Each Partner agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

                  11.10 VARIATION OF PRONOUNS AND DESCRIPTIVE ADVERBS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

                  11.11 GOVERNING LAW. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners, without regard to the principles of conflicts of laws.

                  11.12 WAIVER OF ACTION FOR PARTITION. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property.

                  11.13 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

                            [signature pages follow]

                  IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first above set forth.

                              PARTNERS

                              GENERAL PARTNER:
                              ----------------
                              PG/PRIMESTONE, L.L.C.
                              its general partner

                              By:      THE PRIME GROUP, INC.
                                       its Administrative Member

                              By:      ________________________________
                                       Name:______________
                                       Title:_____________


                              LIMITED PARTNER:
                              ----------------
                              THE PRIME GROUP, INC.

                              By:      ________________________________
                                       Name:______________
                                       Title:_____________

                                    EXHIBIT A

                PARTNERS' CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS
                            AND PERCENTAGE INTERESTS

                                           CAPITAL                CAPITAL           PERCENTAGE
           NAMES AND ADDRESSES          CONTRIBUTIONS             ACCOUNT           INTERESTS
           -------------------          -------------             -------           ----------
GENERAL PARTNER

Prime GP                                  $1,490,830            $26,242,429            99%


LIMITED PARTNER

PGI                                        $265,075              $265,075               1%


TOTAL                                     $1,755,905            $26,507,504            100%